Exhibit 99.1

PRELIMINARY FULL YEAR ANNOUNCEMENT

DILIGENT CORPORATION

RESULTS FOR ANNOUNCEMENT TO THE MARKET

Reporting Period:	Twelve months to 31st December 2015

Previous Reporting Period:	Twelve months to 31st December 2014

	Amount (000s) for the year ended December 31, 2015	Percentage change	Amount (000s) for the year ended December 31, 2014

Revenue from ordinary activities	$99,309	20%	$83,054

Profit (loss) from ordinary activities before tax attributable to security holders	$11,351	(24)%	$15,004

Profit (loss) from ordinary activities after tax attributable to security holders *	$8,104	(9)%	$8,926

Final Dividend on Ordinary Shares	Amount per security	Imputed amount per security
	Nil	Nil

Record Date	N/A
Dividend Payment Date	N/A

Final Dividend on Preferred Stock	Amount per security	Imputed amount per security
	US$0.011 per share	N/A

Record Date	January 7, 2016
Dividend Payment Date	January 7, 2016

Comments	See commentary below.

*This is equivalent to net profit (loss) attributable to security holders.

The consolidated financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

CONTENTS

PAGE

Forward Looking Statements	2-3

Condensed Consolidated Balance Sheets	4

Condensed Consolidated Statements of Income	5

Condensed Consolidated Statements of Comprehensive Income	6

Condensed Consolidated Statements of Changes in Stockholders’ Equity	7

Condensed Consolidated Statements of Cash Flows	8

Notes to the Condensed Consolidated Financial Statements	9 - 16

Managements Comments on 2015

Diligent’s revenues for the year ended December 31, 2015 of $99.3 million grew 20% when compared with revenue of $83.1 million for the year ended December 31, 2014. The primary reason for the increase is the result of the increase in new users, as well as our retention of existing customers. For the year ended December 31, 2015, our annual revenue retention rate, including upsells into the existing customer base, exceeded 100%. We calculate our annual revenue retention rate as of a period end by starting with the annual contract value (ACV) from customers as of 12 months prior to such period end (Prior Period ACV) and a subscription term of at least 12 months. We then calculate ACV from these same customers as of the current period end (Current Period ACV). Finally, we divide the aggregate Current Period ACV for the trailing 12- month period by the aggregate Prior Period ACV for the trailing 12-month period to arrive at our annual revenue retention rate. The Company has continued to add users each quarter since inception. At December 31, 2015, the total number of users was over 120,000 compared to over 92,000 at December 31, 2014. The total number of client agreements (net of cancellations) was approximately 3,900 as of December 31, 2015, compared with approximately 3,000 at December 31, 2014.

The Company’s operating income for the year ended December 31, 2015 was $11.6 million compared to $15.1 million for 2014. During 2015, we continued to invest for growth and subsequently had 32% higher operating expenses compared to the 2014 Fiscal Year.  Specifically, research and development and selling and marketing costs increased 36% and 59%, respectively, when compared to 2014 due primarily to increased staffing. Also during 2015, the Company began to capitalize cost related to the development of Diligent Teams. In 2015, the Company capitalized approximately $5.0 million of employee costs related to the development of Diligent Teams.

During 2015, the Company generated $21.2 million in cash from operations and invested $19.3 million in capital expenditures. Diligent ended the 2015 Fiscal Year with $70.2 million in cash and cash equivalents and no bank debt.

Net income for the year ended December 31, 2015 was $8.1 million compared to $8.9 million for 2014, a decrease of $0.8 million.

Brian Stafford

Chief Executive Officer

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “forecast,” and other words of similar meaning, are forward-looking in nature. There are numerous risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this Preliminary Full Year Announcement. Such risks and uncertainties may give rise to future claims and increase our exposure to contingent liabilities.

On February 12, 2016 we entered into a definitive agreement and plan of merger to be acquired by affiliates of funds managed by Insight Venture Management LLC (“Insight”).  On the terms and subject to the conditions set forth in the merger agreement, Diligent stockholders will receive US $4.90 per share in cash for each share of Diligent common stock upon consummation of the acquisition.  Diligent’s entry into the merger agreement, its obligations thereunder, and the conditions to completion of the acquisition give rise to risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this Preliminary Full Year Announcement, including:

•                  The effect of the announcement or pendency of the merger on our business relationships, employee retention and recruitment, operating results and business generally;

•                  Risks that the merger could divert management’s or employees’ attention from our ongoing business operations;

•                  The outcome of or expenses relating to any legal proceedings that may be instituted against Diligent and others related to the merger agreement;

•                  The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•                  The risk that the merger agreement may be terminated in circumstances that require Diligent to pay Insight a termination fee of US$19,463,000;

•                  The failure by Insight to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the merger;

•                  Despite Insight’s obligation to use reasonable best efforts to obtain the financing contemplated by its debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Diligent’s only viable recourse would be the USD$33,365,000 termination fee payable by Insight to Diligent;

•                  The merger may not be consummated within the expected time period or at all because of a number of factors, including the failure to obtain stockholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; or the failure to satisfy closing conditions to the merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions; and

•                  Diligent’s stock price may decline significantly if the merger is not completed.

Other risks and uncertainties relating to our operations arise from the following issues (among other factors):

•                  As of December 31, 2014 we identified material weaknesses in our internal control over financial reporting and concluded that our disclosure controls were not effective; pending completion of our 2015 audit, we are not able to conclude whether those material weaknesses have been remediated as of December 31, 2015; any continued material weaknesses in our internal control over financial reporting and our disclosure controls may impede our ability to produce timely and accurate financial statements and periodic reports;

•                  If our security measures are breached and unauthorized access is obtained to a client’s data or our data or our IT systems, our services may be perceived as not being secure, clients may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities;

•                  The launch, development and continued promotion of our Diligent Teams product requires a significant continued investment from the Company and may not be met with commercial success;

•                  If we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boards offering, or keep pace with technological changes that impact the use of our product offerings, we may lose existing customers or fail to attract new customers;

•                  Our sales to clients outside the United States and other English-speaking areas of the world are critical to our continued growth and our product may not attain widespread acceptance internationally, which could harm our future growth prospects;

•                  We are exposed to risks inherent in international sales, which will increase if we are successful in increasing our international sales;

•                  Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our application suite and harm our business;

•                  Interruptions or delays in service from any one of our data center hosting facilities could impair the delivery of our services and harm our business;

•                  We are subject to NZX Limited’s (“NZX”) Main Board Listing Rules and compliance with securities and financial reporting laws and regulations in the U.S. and New Zealand and face higher costs and compliance risks than a typical U.S. public company due to the need to comply with these dual regulatory regimes and as previously disclosed, we have failed to comply with certain of these requirements in the past, and could face potential regulatory actions and/or contingent liabilities as a result of past or any future violations;

•                  Our business is highly competitive and we face the risk of declining customers renewals or upgrades;

We also refer you to Part I, Item 1A, “Risk Factors” and other disclosures in Diligent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (“SEC”) on  March 16, 2015, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015, and other filings with the SEC which are available at www.sec.govfor an extended discussion of the risks confronting our business.  The forward-looking statements in this Preliminary Full Year Announcement should be considered in the context of these risk factors. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by U.S. federal securities laws or the NZX Listing Rules.

Diligent Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$70,220	$70,809
Accounts receivable, net	6,102	1,754
Deferred commissions	2,289	1,353
Prepaid expenses and other current assets	3,913	3,233
Income taxes receivable	713	—
Deferred tax assets	3,761	2,768
Total current assets	86,998	79,917

Property and equipment, net	12,697	12,203
Intangible assets, net	13,501	260
Deferred tax assets	7,667	6,804
Security deposits	815	801
Goodwill	498	—
Other non-current assets	309	436
Total assets	$122,485	$100,421

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,681	$2,197
Accrued expenses and other liabilities	12,491	11,468
Income taxes payable	—	1,552
Deferred revenue	39,545	32,238
Obligations under capital leases	62	623
Total current liabilities	55,779	48,078

Non-current liabilities:
Deferred revenue, less current portion	12,734	12,138
Obligations under capital leases	—	34
Other non-current liabilities	2,750	3,899
Total non-current liabilities	15,484	16,071
Total liabilities	71,263	64,149
Commitments and contingencies	—	—
Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized 30,000,000 shares issued and outstanding (liquidation value $4,830)	3,000	3,000
Stockholders’ equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 87,457,954 and 86,895,778 shares issued and outstanding	87	87
Additional paid-in capital	40,181	32,631
Retained earnings	9,810	1,706
Accumulated other comprehensive loss	(1,856)	(1,152)
Total stockholders’ equity	48,222	33,272
Total liabilities, redeemable preferred stock and stockholders’ equity	$122,485	$100,421

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Diligent Corporation

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Year ended December 31,
	2015	2014
Revenues	$99,309	$83,054
Cost of revenues (excluding depreciation and amortization of property and equipment)	21,399	17,641
Gross profit	77,910	65,413

Operating expenses:
Selling and marketing	21,995	13,849
General and administrative	27,396	23,135
Research and development	13,096	9,605
Depreciation and amortization	3,873	2,784
Restatement	—	916
Total operating expenses	66,360	50,289

Operating income	11,550	15,124

Other expense, net:
Interest expense, net	(1)	(45)
Other income	68	—
Foreign exchange transaction loss	(266)	(75)
Total other expense, net	(199)	(120)

Income before provision for income taxes	11,351	15,004
Income tax expense	3,247	6,078
Net income	$8,104	$8,926

Accrued preferred stock dividends	(330)	(335)
Net income attributable to common stockholders	$7,774	$8,591

Earnings per share:
Basic	$0.07	$0.07
Diluted	$0.06	$0.07
Weighted average shares outstanding:
Basic	117,386	117,109
Diluted	121,928	121,117

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Diligent Corporation

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Year ended December 31,
	2015	2014
Net income	$8,104	$8,926
Other comprehensive loss:
Foreign exchange translation adjustment	(704)	(1,111)
Comprehensive income	$7,400	$7,815

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Diligent Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except per share amounts)

			Additional	Retained	Accumulated Other	Total Stockholders’
	Common Shares	Common Stock	Paid-in-Capital	Earnings	Comprehensive Loss	Equity
Balance at January 1, 2014	83,776	$84	$28,861	$(7,220)	$(41)	$21,684
Comprehensive income				8,926	(1,111)	7,815
Share based compensation			3,033			3,033
Exercise of stock options	125		19			19
Shares issued to the board of directors	167		641			641
Conversion of preferred stock to common stock	2,667	3	264			267
Issuance of shares upon vesting of restricted stock units	161					—
Excess tax benefits - stock compensation			154			154
Amortization of preferred stock offering costs			(6)			(6)
Preferred stock dividend ($0.01 per share)			(335)			(335)
Balance at December 31, 2014	86,896	$87	$32,631	$1,706	$(1,152)	$33,272
Comprehensive income				8,104	(704)	7,400
Share based compensation			7,518			7,518
Shares issued to the board of directors	81		316			316
Exercise of stock options	128		105			105
Preferred stock dividend ($0.01 per share)			(330)			(330)
Issuance of shares upon vesting of restricted stock units	407		—			—
Shares surrendered to fund withholding taxes	(54)		(203)			(203)
Excess tax benefits, net—stock compensation			144			144
Balance at December 31, 2015	87,458	$87	$40,181	$9,810	$(1,856)	$48,222

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Diligent Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$8,104	$8,926
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(2,122)	(2,855)
Depreciation and amortization	4,200	2,784
Share-based compensation	7,854	3,033
Allowance for doubtful accounts	100	—
Excess tax benefits realized from share-based compensation	(170)	(154)
Changes in operating assets and liabilities:
Accounts receivable	(3,588)	(3)
Deferred commissions	(991)	180
Prepaid expenses and other current assets	(469)	(1,297)
Other non-current assets	123	(436)
Accounts payable and accrued expenses	2,919	3,293
Income taxes receivable/payable	(1,950)	3,135
Deferred revenue	8,374	6,477
Other non-current liabilities	(1,177)	1,344
Net cash provided by operating activities	21,207	24,427
Cash flows from investing activities:
Proceeds from maturity of short-term investments	—	12,497
Cash paid in connection with acquisitions	(10,000)	—
Restricted cash-security deposits	11	(124)
Purchases of property and equipment	(4,319)	(6,964)
Capitalized software development costs	(4,949)	—
Purchase of intangible assets	—	(275)
Net cash (used in) provided by investing activities	(19,257)	5,134
Cash flows from financing activities:
Payment of preferred stock dividend	(335)	(359)
Proceeds from exercise of stock options and purchases of shares under stock purchasing plan	105	19
Excess tax benefits realized from share-based compensation	170	154
Payments of obligations under capital leases	(595)	(956)
Funding of withholding taxes for share-based compensation	(203)	—
Payments of obligations under software licensing agreements	—	(82)
Net cash used in financing activities	(858)	(1,224)
Effect of exchange rates on cash and cash equivalents	(1,681)	(1,111)
Net (decrease) increase in cash and cash equivalents	(589)	27,226
Cash and cash equivalents at beginning of year	70,809	43,583
Cash and cash equivalents at end of year	$70,220	$70,809

Supplemental disclosure of cash flow information:
Cash paid during the year for :
Interest	$19	$57
Income taxes	$7,030	$5,470
Non-cash investing and financing activities:
Conversion of preferred stock to common stock	$—	$267
Accounts payable for property and equipment	$765	$1,179

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

DILIGENT CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1) Organization and nature of the business

Diligent Corporation (“Diligent” or the “Company”) is a Delaware corporation established in 2007 and listed on the NZX Main Board, a regulated New Zealand equities market. In December 2007, the Company, then named Diligent Board Member Services, Inc., completed an offshore public offering in New Zealand in connection with its listing on the NZX Main Board. In June 2015, the Company changed its name to Diligent Corporation. Diligent’s corporate headquarters are located in New York, New York.

Diligent provides one of the world’s most widely-used board portals (“Diligent Boards” or “Boards”).  The Company develops and commercializes Diligent Boards, a secure software application available online, on iPad and Windows supported devices.  The application allows board members, leadership teams and administrative staff to simplify how board materials are produced, delivered, reviewed and voted on.  The Company provides clients with subscription-based access to its software along with associated services, including securely hosting the clients’ data, and customer service and support for the application.

Diligent has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which provides customer support and research and development services for the Company. The Company has a wholly-owned subsidiary in the United Kingdom, Diligent Boardbooks Limited (“DBL”) and a wholly-owned subsidiary in Australia, Diligent Board Services Australia Pty Ltd. (“DBA”), which provide sales, marketing and customer success services in their respective regions. The Company’s Singapore subsidiary, Diligent APAC Board Services Pte. Ltd. (“APAC”) provides sales support in the Asia-Pacific region. The Company’s subsidiary in Hong Kong, Diligent APAC Limited (“APAC LTD”) was established in 2012 to support the Company’s Asia-Pacific sales and marketing operations. On February 4, 2014, the Company established a German subsidiary, Diligent Boardbooks GmbH (“DBG”), to offer dedicated, private data hosting solutions and data recovery support, primarily for European customers.

Diligent’s consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and reporting currency.

2) Restatement

In August, 2013, the Company announced that its historical financial statements for the years ended December 31, 2012, 2011 and 2010 and the quarter ended March 31, 2013 would be restated due to revenue recognition errors. The Company completed the restatement process in April of 2014 and therefore did not incur any costs during 2015 relating to this matter. Costs for the restatement and re-audits incurred during the year ended December 31, 2014 was $0.9 million. These costs were comprised of professional fees incurred for accounting, auditing and consulting services.

3) Significant accounting policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income and other taxes, including the realization of deferred tax assets and uncertain tax positions, the fair value of acquired assets and assumed liabilities arising from business combinations and the useful lives of tangible and intangible assets. Actual results could differ from those estimates.

Effective January 1, 2015, the Company began allocating facility and related costs and certain costs associated with its Enterprise Resource Planning system to Cost of revenues, Selling and marketing, General and administrative, and Research and development. Previously such costs had been presented within General and administrative expenses. Such costs are allocated based on a department’s proportionate share of total employee headcount. The Company also changed the presentation of sales-related incentive commissions paid to customer success personnel from Cost of revenues to Selling and marketing. The Company determined that these changes would better reflect industry practice and would provide more meaningful information as well as increased transparency of its operations. To conform the 2014 presentation to the current year presentation, $2.2 million was reclassified from General and administrative, of which $0.2 million was included in Costs of revenues, $1.4 million was included in Selling and marketing, and $0.6 million was included in Research and development. Such reclassifications had no effect on previously reported operating income, net income or retained earnings.

Principles of Consolidation

The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests its excess cash primarily in bank and money market funds of major financial institutions. Accordingly, its cash equivalents are subject to minimal credit and market risk.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants. As of December 31, 2015 and 2014, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other liabilities approximated fair value due to the short-term nature of these instruments. ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for input into valuation techniques as follows:

i.                                          Level 1 input—unadjusted quoted prices in active markets for an identical instrument;

ii.                                       Level 2 input—observable market data for the same or similar instrument but not Level 1, including quoted prices for identical or similar assets or liabilities in markets that are active or not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

iii.                                    Level 3 input—unobservable inputs developed using management’s assumptions about the inputs used for pricing the asset or liability.

At December 31, 2015 and December 31, 2014, cash equivalents include investments in U.S. treasury money market funds and treasury bills totaling $0 and $32.5 million, respectively, which are carried at cost, which approximates fair value. The fair value of money market funds was determined by reference to quoted market prices.

At December 31, 2015 and December 31, 2014, the Company did not have any short-term investments.

Property and Equipment

Property and equipment consists of computer and office equipment, leasehold improvements and purchased internal-use computer software. Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses.

Depreciation and Amortization

Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over their estimated useful lives of the assets or the term of the underlying lease, whichever is shorter. Amortization of acquired intangible assets and purchased internal-use computer software is computed on the straight-line method over their estimated useful lives, which range from three to five years. Expenditures for repair and maintenance costs are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price of an acquired entity over the fair value of tangible and intangible assets acquired and liabilities assumed. Goodwill is not amortized but instead evaluated for impairment. We perform our annual impairment test of goodwill at the reporting unit level at October 1 each fiscal year or whenever events or circumstances change that would indicate that goodwill may not be recoverable. We have concluded that our operations constitute one operating and reporting unit. In conducting the impairment test, we can opt to perform a qualitative assessment to test goodwill for impairment or we can directly perform the two-step impairment test described below.  Based on the qualitative assessment, if we determine that the fair value of a reporting unit is more likely than not (a likelihood of more than 50%) to be less than its carrying amount, the two-step impairment test will be performed.  In the first step, we compare the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not considered impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. In the second step, if the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference. We did not recognize any goodwill impairment charges for the year ended December 31, 2015.

Intangible Assets

Intangible assets consist primarily of acquired customer contracts, developed technology and trade names. Intangible assets are carried at cost, less accumulated amortization. Intangible assets are amortized over their estimated period of benefit which approximates a straight-line basis over their estimated useful lives. Amortization expense for the year ended December 31, 2015 and 2014 was $0.2 million and less than $0.1 million, respectively, and is included as a component of General and administrative expense in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Revenue Recognition

The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally one year in length. Its arrangements do not include a general right of return and generally automatically renew unless the Company is notified 30 days prior to the expiration of the initial term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers.

Revenue recognition commences when all of the following conditions are met:

•                  There is persuasive evidence of the arrangement;

•                  The service has been made available to the customer;

•                  The fee is fixed or determinable; and

•                  The collectability of the fees is reasonably assured.

Pursuant to the authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables, for a deliverable to qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly, it accounts for its arrangements as a single unit of accounting.

Revenue from the Company’s subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to Diligent Boards. Revenue is recorded ratably through the end of the contract period, which is generally twelve months from the contract date.

Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropriate factors to be considered in estimating expected customer life and specifically focused on its customer renewal rate. Diligent’s customer contracts contain a standard “autorenew” feature which provides for one-year renewals unless either party provides written notice of termination. In addition, Diligent’s renewal history with its customers has been and remains at very high rates. As a result, the Company believes that its customers will renew numerous times during their tenure with Diligent. Consequently, Diligent has had a very low annual attrition rate which historically has been less than 5.0%. After considering these factors, the Company determined that a nine year estimated customer life was appropriate as of December 31, 2015. The Company evaluates its estimated customer life on an annual basis.

Deferred Revenue

Deferred revenue represents installation and subscription fees for which cash has been received, but for which the Company has not yet delivered its services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in the consolidated balance sheets do not include amounts receivable (both billed and unbilled) for executed subscription agreements for which the Company has not yet received payment. Accordingly, the deferred revenue balance does not represent the total contract value of annual subscription agreements.

Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expected to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue.

Accounts Receivable

The Company generally invoices its customers on a quarterly or annual basis. Accounts receivable represents amounts due from Diligent’s customers for which revenue has been recognized. A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on the age of the receivable, history of payments and other relevant information. At December 31, 2015 and December 31, 2014, the Company has recorded a provision for doubtful accounts of $0.2 million and $0.1 million, respectively.

Research and Development

Research and development expenses are incurred as the Company upgrades and maintains its software and evaluates and develops other potential applications. Such expenses include compensation and employee benefits of engineering and testing personnel, including share-based compensation, materials, travel and direct costs associated with the design and required testing of the product line. Research and development also includes allocated indirect costs such as facility and related costs that are clearly related to research and development activities.

Internal-Use Software Development Costs

The Company begins to capitalize costs incurred for computer software developed for internal use when the preliminary development efforts are successfully completed, management has authorized and committed to funding the project, and it is probable that the project will be completed and the software will be used as intended. Capitalization ceases when a computer software project is substantially complete and ready for its intended use. Costs incurred prior to meeting these criteria are expensed as incurred and recorded in research and development expense in the Company’s statements of income.

Enhancements that add functionality to previously released software will be capitalized and maintenance and relatively minor enhancements will be expensed as incurred. Capitalized software costs are amortized over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding three years and are recorded as a component of cost of sales.

Operating Leases

The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term.

Net tangible assets per security

Diligent reports in New Zealand in US$ and according to US GAAP. US GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZX Listing Rules. Diligent is providing as supplemental information, Net Tangible Assets per share at December 31, 2015 and 2014 which are $0.59 and $0.42, respectively.

Income Taxes

The Company files U.S. federal and state income tax returns. Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded if it is considered more likely than not that some or all of a deferred tax asset may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax effects of an uncertain tax position taken or expected be taken in income tax returns are recognized only if it is “more likely than not” to be sustained on examination by the taxing authorities, based on its technical merits as of the reporting date. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes the benefit of an uncertain tax position in the period when it is effectively settled. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense.

Foreign Exchange

The Company’s wholly-owned foreign subsidiaries generally utilize their local currency as their functional currency. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income or loss. The functional currency of the Company’s Singapore subsidiary is the U.S. dollar.

Transactions in foreign currencies are reported at the rates of exchange at the transaction date. Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. All differences are recorded in results of operations.

Share-Based Compensation

The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and performance stock units is determined using the market price of the Company’s common stock at the date of the grant and compensation expense is recognized for the portion of the award that is expected to vest.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker (“CODM”), or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offerings and the fact that the Company’s CODM, which is the Company’s Chief Executive Officer, monitors and reviews financial information at a consolidated level for assessing operating results and allocation of resources, management has concluded that the Company has one reportable operating segment.

Earnings Per Share

Basic earnings per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common and preferred shares outstanding for the period. The preferred stockholders are entitled to participate on an “as converted basis” in any dividends paid on the Company’s common stock, and as such are considered participating securities to which earnings should be allocated using the two-class method.

Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, settled or converted into common stock, unless the effect is anti-dilutive. Stock options and employee share awards are included as potential dilutive securities for the applicable periods, except that 1.6 million 1.8 million have been excluded in 2015 and 2014, respectively because their effect is antidilutive. For the year ended December 31, 2015 and 2014, 1.6 million and 0.3 million performance share units, respectively, were excluded as potential dilutive securities, as the performance criteria has not been met. The computation of shares used in calculating basic and diluted earnings per common share are as follows:

	Year ended December 31,
	2015	2014
	(in thousands)
Basic weighted average common shares outstanding	87,386	86,627
Basic weighted average preferred shares outstanding	30,000	30,482
Basic weighted average shares outstanding	117,386	117,109
Dilutive effect of stock options	2,572	2,507
Dilutive effect of performance stock units	1,472	1,065
Dilutive effect of restricted stock units	498	436
Dilutive weighted average shares outstanding	121,928	121,117

BoardLink Acquisition

On October 19, 2015, the Company acquired all the assets of BoardLink, a SaaS provider of board and leadership team collaboration solutions, from Thomson Reuters. The acquisition of BoardLink strengthens Diligent’s position as one of the world’s leading providers of corporate governance and collaboration SaaS solutions for boards and senior executives. Under the terms of the agreement, Diligent paid $10.0 million in cash at closing for the Thomson Reuters BoardLink business. The net purchase price after a working capital adjustment of $0.2 million is $9.8 million. The Company has recorded a receivable of $0.2 million as of December 31, 2015 for the working capital adjustment, which is included in Prepaid expenses and other current assets on the consolidated balance sheet. The Company has included the operating results of BoardLink in its consolidated financial statements since the date of acquisition through December 31, 2015, including revenue of $1.2 million.

The following summarizes the preliminary fair value of acquired assets and liabilities assumed (in thousands):

Allocation of Purchase Consideration:
Current assets	$1,012
Deferred revenue	(493)
Intangible assets:
Customer contracts	8,440
Developed technology	170
Transition services agreement	140
Trade name	70
Goodwill	498
Total Purchase Consideration	$9,837

Subsequent events

On February 12, 2016, Diligent entered into an Agreement and Plan of Merger (the “Merger Agreement”) with entities formed by funds managed by Insight Venture Management LLC (“Insight”). Under the terms of the Merger Agreement, Diligent stockholders will receive $US 4.90 in cash for each share of Diligent common stock and $US 5.05 in cash for each share of Diligence preferred stock, plus accrued and unpaid dividends thereon. The transaction is subject to the approval of a majority of the outstanding shares of Diligent common stock and preferred stock, voting as one class; the approval of at least 60% of the outstanding Diligent preferred stock, voting separately; regulatory approvals and other customary closing conditions, including that the Company’s existing directors will resign upon closing. The holders of Diligent’s preferred stock, including Spring Street Partners, L.P., Diligent’s largest shareholder, have entered into voting agreements covering both their preferred and common shares in support of the transaction.

The Merger Agreement contains certain termination rights for both the Company and the Insight entities, including, among others, if the transactions contemplated by the Merger Agreement are not consummated on or before June 13, 2016, or if the Company terminates the Merger Agreement in accordance with its terms in order to accept a superior proposal.  If the Merger Agreement is terminated by Insight as a result of a breach by the Company of its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, or terminated by either Insight or the Company because the stockholders of the Company fail to adopt the Merger Agreement, the Company will be required to pay the reasonable out of pocket expenses of Insight up to US$7,500,000 and up to US$5,000,000, respectively (which payment shall reduce any termination fee payable by the Company).  The Company has agreed to pay Insight a termination fee of US$19,463,000 (less any expenses previously paid to Insight) if the Merger Agreement is terminated under specified circumstances.

Insight has agreed to pay the Company a termination fee of US$33,365,000 if the Merger Agreement is terminated because Insight fails to consummate the merger or breaches its representations, warranties, covenants and agreements.

Insight and the Company have made customary representations, warranties and covenants in the Merger Agreement.  The Company has agreed, among other things, to covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger.  The Merger Agreement also includes covenants requiring the Company not to solicit competing takeover proposals, or provide information to, or engage in discussions with, third parties, subject to customary exceptions that permit the Board to take certain actions in response to unsolicited proposals that constitute or could reasonably be expected to result in a superior proposal, if the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law.

If approved by the Company’s stockholders, it is expected that the Merger will close in the second quarter of 2016.  The merger related costs for the year ended December 31, 2015 were $0.4 million and are included in General and administrative expenses in the consolidated statements of income.